A special meeting of Fidelity Advisor Real Estate Fund's shareholders was held on June 18, 2013. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	2,198,660,066.13	95.750
Withheld	97,591,697.03	4.250
TOTAL	2,296,251,763.16	100.000
Ronald P. O'Hanley
Affirmative	2,202,691,976.72	95.926
Withheld	93,559,786.44	4.074
TOTAL	2,296,251,763.16	100.000
David A. Rosow
Affirmative	2,198,765,612.76	95.755
Withheld	97,486,150.40	4.245
TOTAL	2,296,251,763.16	100.000
Garnett A. Smith
Affirmative	2,201,945,782.92	95.894
Withheld	94,305,980.24	4.106
TOTAL	2,296,251,763.16	100.000
William S. Stavropoulos
Affirmative	2,196,127,224.90	95.640
Withheld	100,124,538.26	4.360
TOTAL	2,296,251,763.16	100.000
Michael E. Wiley
Affirmative	2,201,986,460.61	95.895
Withheld	94,265,302.55	4.105
TOTAL	2,296,251,763.16	100.000
PROPOSAL 2
To approve a management contract between the fund and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	317,284,411.56	74.301
Against	11,210,904.77	2.626
Abstain	21,999,154.19	5.151
Broker Non-Votes	76,533,745.65	17.922
TOTAL	427,028,216.17	100.000
A Denotes trust-wide proposal and voting results.